Exhibit 99.1

Rhythm Pharmaceuticals Reports Fourth Quarter 2023 Financial Results
and Business Update

-- Fourth quarter 2023 net revenue from global sales of IMCIVREE® (setmelanotide) of $24.2 million --

-- Enrollment completed in 120-patient, pivotal cohort of Phase 3 setmelanotide trial in hypothalamic obesity; top-line data on track for 1H2025 --

-- Announced Phase 3 development plans for setmelanotide in hypothalamic obesity in Japan --

-- Spain and Italy authorities approve reimbursement for IMCIVREE to treat patients with Bardet-Biedl syndrome –

-- Acquired global rights to oral MC4R agonist LB54640 from LG Chem --

-- IND application for RM-718 accepted by the FDA –

-- Management to host conference call today at 8:00 a.m. ET --

BOSTON, February 22, 2024 – Rhythm Pharmaceuticals, Inc. (Nasdaq: RYTM), a global commercial-stage biopharmaceutical company focused on transforming the lives of patients and their families living with rare neuroendocrine diseases, today reported financial results and provided a business update for the fourth quarter and full year ended December 31, 2023.

“2023 was a strong year for us as we delivered IMCIVREE® (setmelanotide) and provided support for patients and families living with hyperphagia and severe obesity caused by rare melanocortin-4 receptor (MC4R) pathway diseases in 14 countries, including the United States,” said David Meeker, M.D., Chair, President and Chief Executive Officer of Rhythm. “We began this year by meaningfully strengthening our pipeline with RM-718 ready to enter the clinic and with the acquisition of the global rights to LB54640.”

He continued, “Importantly, we remain focused on developing setmelanotide to treat patients with hypothalamic obesity, for whom there are no approved therapies. We are pleased to have completed enrollment in our global Phase 3 trial in hypothalamic obesity and to have achieved alignment with Japanese authorities on an efficient path to develop setmelanotide for patients with hypothalamic obesity.”

Fourth Quarter and Recent Business Highlights

Corporate and Commercial Updates

•	Today, Rhythm announced that more than 100 new prescriptions for IMCIVREE for Bardet-Biedl syndrome (BBS) were written by U.S. prescribers and that the Company has received payor approval for reimbursement for 70 prescriptions during the fourth quarter of 2023.

•	On February 7, 2024, the Company announced the Italian Medicine Agency (AIFA) approved reimbursement for IMCIVREE) for the treatment of obesity and control of hunger associated with BBS.

•	On January 4, 2024, Rhythm announced it entered into a global licensing agreement with LG Chem, Ltd. ("LG Chem") for LB54640, an investigational oral small molecule MC4R agonist in Phase 2 clinical trials.

•	On January 4, 2024, the Company also announced that federal healthcare authorities in Spain approved reimbursement for IMCIVREE for the treatment of obesity and control of hunger associated with BBS or biallelic POMC, PCSK1 or LEPR deficiency.

Clinical, Research and Regulatory Updates

•	Today, Rhythm also announced that it completed enrollment in the pivotal, 120-patient cohort in its global Phase 3 trial of setmelanotide in hypothalamic obesity with patients, aged 4 years or older with hypothalamic obesity randomized 2:1 to setmelanotide therapy or placebo for a total of 60 weeks, including up to eight weeks for dose titration. As agreed to with both the United States Food and Drug Administration (FDA) and the European Medicines Agency (EMA), Rhythm’s regulatory submissions would be based on data from this cohort. The Company remains on track to obtain top-line study results in the first half of 2025.

•	Rhythm today also announced its clinical development plan of setmelanotide for hypothalamic obesity in Japan. The Company will add a supplemental Japanese patient cohort – designed to enable registration there - to its Phase 3 trial following an agreement with Japan’s Pharmaceuticals and Medical Devices Agency (PMDA), with first patients expected to be dosed during the third quarter of 2024. Rhythm estimates that hypothalamic obesity has a prevalence of 5,000 to 8000 patients in Japan.

•	On January 4, 2024, Rhythm announced it submitted a Type II variation application to the EMA seeking regulatory approval and authorization for setmelanotide to treat obesity and control hunger in pediatric patients between 2 and younger than 6 years old with BBS or POMC, PCSK1 or LEPR deficiency in the European Union.

•	On January 4, 2024, Rhythm also announced that the FDA accepted the Company’s Investigational New Drug (IND) application for RM-718 for administration as a weekly therapy treatment. RM-718 is designed to be more targeted and potent than setmelanotide with the potential to not cause hyperpigmentation.

•	On December 6, 2023, Rhythm announced new data from its 52-week, Phase 3 pediatrics trial in patients between 2 and younger than 6 years old (N=12) that showed setmelanotide achieved the primary endpoint with a 3.04 mean reduction in BMI-Z score (a measure of body mass index deviations from what is considered normal) and 18.4 percent mean reduction in BMI.

•	On December 6, 2023, the Company also announced data from the open-label part of its exploratory Phase 2 DAYBREAK trial that demonstrated potential efficacy in patients in multiple genetically-defined cohorts. A total of 49 patients who completed Stage 1 with a response to setmelanotide were randomized into Stage 2 of the trial, a 24-week, double-blind, placebo-controlled withdrawal study. These patients were stratified into genetically defined cohorts and randomized 2:1 to receive setmelanotide or placebo.

Corporate and Anticipated Upcoming Milestones

Rhythm expects to achieve the following near-term milestones:

•	Complete submission of a supplementary New Drug Application (sNDA) to the FDA seeking a label expansion to treat pediatric patients between 2 and younger than 6 years old in approved indications in the first half of 2024;

•	Initiate Phase 1 trial of RM-718 in the first half of 2024;

•	Announce DAYBREAK Stage 2 data in the second half of 2024;

•	Complete enrollment in two or more substudies in the Phase 3 EMANATE trial evaluating setmelanotide in genetically caused MC4R pathway diseases in the second half of 2024; and

•	Announce top-line data in the Phase 3 trial evaluating setmelanotide in hypothalamic obesity in the first half of 2025.

Fourth Quarter and Full Year 2023 Financial Results:

•	Cash Position: As of December 31, 2023, cash, cash equivalents and short-term investments were approximately $275.8 million, as compared to $333.3 million as of December 31, 2022.

•	Revenue: Net product revenues relating to sales of IMCIVREE were $24.2 million in the fourth quarter of 2023 and $77.4 million for the year ended December 31, 2023, as compared to $8.8 million for the fourth quarter of 2022 and $16.9 million for the year ended December 31, 2022. For the years ended December 31, 2023 and 2022, 81% and 85%, respectively, of the Company’s product revenue was generated in the United States. For the fourth quarter ended December 31, 2023, 76% of net product revenue was generated in the United States. Fourth quarter product revenue was affected by a single state Medicaid program change to documentation requirements for reimbursement that resulted in some patients transitioning to the Company’s free-drug bridging program.

•	License Revenue: The Company did not recognize license revenue in 2023, as compared to $6.8 million in 2022 entirely related to the RareStone license agreement. Rhythm entered into a license agreement with RareStone in December 2021 and completed activities required to transfer the license to RareStone during the second quarter of 2022, which resulted in the recognition of the license revenue.

•	R&D Expenses: R&D expenses were $29.9 million in the fourth quarter of 2023 and $135.0 million for the year ended December 31, 2023, as compared to $23.5 million in the fourth quarter of 2022 and $108.6 million for the year ended December 31, 2022. The year-over-year increase was primarily due to increased costs associated with salaries, benefits and stock-based compensation related to the hiring of additional full-time employees, increases in clinical trial costs, the purchase of research and development assets from Xinvento, BV, as well as increased pre-clinical and gene sequencing costs.

•	S,G&A Expenses: S,G&A expenses were $32.4 million in the fourth quarter of 2023 and $117.5 million for the year ended December 31, 2023, compared to $26.3 million in the fourth quarter of 2022 and $92.0 million for the year ended December 31, 2022. The year-over-year increase was primarily due to increased compensation and benefits related costs associated with additional headcount to support our expanding business operations and commercial operations, as well as increases in professional services and consulting costs. These increases were partially offset by decreased costs associated with the IMCIVREE launch for BBS in 2022 and a decrease in value-added tax expense.

•	Other (expense) income, net: Other (expense) income, net increased by $2.2 million to $0.2 million in 2023, an increase of 112%, primarily due to higher interest income and changes in fair value of the embedded derivative liability associated with deferred royalty obligation, partially offset by an increase in non-cash interest expense related to amortization of debt discount and deferred financing fees associated with the deferred royalty obligation.

•	Net Loss: Net loss was $41.6 million for the fourth quarter of 2023 and $184.7 million for the year ended December 31, 2023, or a net loss per basic and diluted share of ($0.70) and ($3.20), respectively, as compared to $42.5 million for the fourth quarter of 2022 and $181.1 million for the year ended December 31, 2022, or a net loss per basic and diluted share of ($0.75) and ($3.47), respectively.

Financial Guidance: For the year ended December 2023, the Company had GAAP total operating expenses of $261.8 million. The Company today reported non-GAAP Operating Expenses for the year ended December 31, 2023 of $219.9 million, which is derived from GAAP total costs and expenses of $261.8 million less $9.3 million in cost of sales and less $32.6 million in stock-based compensation.

For the year ending December 31, 2024, Rhythm anticipates approximately $250 million to $270 million in Non-GAAP Operating Expenses. Non-GAAP Operating Expenses are derived from:

•	GAAP total operating expenses, inclusive of:

o	SG&A expenses of $105 million to $110 million; and

o	R&D expenses of $145 million to $160 million,

▪	inclusive of $10 million to $15 million of LB54640 development costs; but which excludes:

•	Stock-based compensation, and

•	$100 million in fixed consideration related to in-licensing of global rights to LB54640, which will be recognized in the first quarter of 2024.

Non-GAAP Operating Expenses is defined as GAAP operating expenses excluding stock-based compensation and fixed consideration related to in-licensing (see below under "Non-GAAP Financial Measures" for more details).

Based on its current operating plans, Rhythm expects that its existing cash, cash equivalents and short-term investments as of December 31, 2023, will be sufficient to fund its operating expenses and capital expenditure requirements into the second half of 2025.

Conference Call Information

Rhythm Pharmaceuticals will host a live conference call and webcast at 8:00 a.m. ET today to review its fourth quarter and year end 2023 financial results and recent business activities. Participants may register for the conference call here. It is recommended that participants join the call ten minutes prior to the scheduled start.

A live webcast of the call will also be available under "Events and Presentations" in the Investor Relations section of the Rhythm Pharmaceuticals website at https://ir.rhythmtx.com/. The archived webcast will be available on Rhythm Pharmaceuticals’ website approximately two hours after the conference call and will be available for 30 days following the call.

About Rhythm Pharmaceuticals

Rhythm is a commercial-stage biopharmaceutical company committed to transforming the lives of patients and their families living with rare neuroendocrine diseases. Rhythm’s lead asset, IMCIVREE® (setmelanotide), an MC4R agonist designed to treat hyperphagia and severe obesity, is approved by the U.S. Food and Drug Administration (FDA) for chronic weight management in adult and pediatric patients 6 years of age and older with monogenic or syndromic obesity due to pro-opiomelanocortin (POMC), proprotein convertase subtilisin/kexin type 1 (PCSK1) or leptin receptor (LEPR) deficiency confirmed by genetic testing, or patients with a clinical diagnosis of Bardet-Biedl syndrome (BBS). Both the European Commission (EC) and the UK’s Medicines & Healthcare Products Regulatory Agency (MHRA) have authorized setmelanotide for the treatment of obesity and the control of hunger associated with genetically confirmed BBS or genetically confirmed loss-of-function biallelic POMC, including PCSK1, deficiency or biallelic LEPR deficiency in adults and children 6 years of age and above. Additionally, Rhythm is advancing a broad clinical development program for setmelanotide in other rare diseases, as well as RM-718 and a preclinical suite of small molecules for the treatment of congenital hyperinsulinism. Rhythm’s headquarters is in Boston, MA.

Setmelanotide Indication

In the United States, setmelanotide is indicated for chronic weight management in adult and pediatric patients 6 years of age and older with monogenic or syndromic obesity due to POMC, PCSK1 or LEPR deficiency as determined by an FDA-approved test demonstrating variants in POMC, PCSK1 or LEPR genes that are interpreted as pathogenic, likely pathogenic, or of uncertain significance (VUS) or BBS.

In the European Union, setmelanotide is indicated for the treatment of obesity and the control of hunger associated with genetically confirmed Bardet-Biedl syndrome (BBS) or genetically confirmed loss-of-function biallelic proopiomelanocortin (POMC), including PCSK1, deficiency or biallelic leptin receptor (LEPR) deficiency in adults and children 6 years of age and above.

Limitations of Use

In the United States and Europe, Setmelanotide should be prescribed and supervised by a physician with expertise in obesity with underlying genetic etiology.

Setmelanotide is not indicated for the treatment of patients with the following conditions as setmelanotide would not be expected to be effective:

•	Obesity due to suspected POMC, PCSK1 or LEPR deficiency with POMC, PCSK1 or LEPR variants classified as benign or likely benign

•	Other types of obesity not related to POMC, PCSK1 or LEPR deficiency, or BBS, including obesity associated with other genetic syndromes and general (polygenic) obesity.

WARNINGS AND PRECAUTIONS

Skin Monitoring: Setmelanotide may lead to generalized increased skin pigmentation and darkening of pre-existing naevi because of its pharmacologic effect. Full body skin examinations should be conducted annually to monitor pre-existing and new skin pigmentary lesions before and during treatment with setmelanotide.

Heart rate and blood pressure monitoring: Heart rate and blood pressure should be monitored as part of standard clinical practice at each medical visit (at least every 6 months) for patients treated with setmelanotide.

Prolonged penile erection: Spontaneous penile erections have been reported in clinical trials with setmelanotide. Patients who have a penile erection lasting longer than 4 hours should be instructed to seek emergency medical attention for potential treatment of priapism.

Depression: In clinical trials, depression has been reported in patients treated with setmelanotide. Patients with depression should be monitored at each medical visit during treatment with setmelanotide. Consideration should be given to discontinuing setmelanotide if patients experience suicidal thoughts or behaviors.

Pediatric Population: The prescribing physician should periodically assess response to setmelanotide therapy. In growing children, the impact of weight loss on growth and maturation should be evaluated. The prescribing physician should monitor growth (height and weight) using age- and sex-appropriate growth curves.

Excipients: This medicinal product contains 10 mg benzyl alcohol in each ml. Benzyl alcohol may cause allergic reactions. Patients who are pregnant or breastfeeding should be advised of the potential risk from the excipient benzyl alcohol, which might accumulate over time and cause metabolic acidosis. This medicinal product should be used with caution in patients with hepatic or renal impairment, because of the potential risk from the excipient benzyl alcohol which might accumulate over time and cause metabolic acidosis.

Sodium: This medicinal product contains less than 1 mmol sodium (23 mg) per dose, that is to say essentially “sodium-free.”

ADVERSE REACTIONS

The most frequent adverse reactions are hyperpigmentation (51%), injection site reaction (39%), nausea (33%), and headache (26%).

USE IN SPECIFIC POPULATIONS

Pregnancy

There are no data from the use of setmelanotide in pregnant women. Animal studies do not indicate direct harmful effects with respect to reproductive toxicity. However, administration of setmelanotide to pregnant rabbits resulted in decreased maternal food consumption leading to embryo-fetal effects. As a precautionary measure, setmelanotide should not be started during pregnancy or while attempting to get pregnant as weight loss during pregnancy may result in fetal harm. If a patient who is taking setmelanotide has reached a stable weight and becomes pregnant, consideration should be given to maintaining setmelanotide treatment as there was no proof of teratogenicity in the nonclinical data. If a patient who is taking setmelanotide and still losing weight gets pregnant, setmelanotide should either be discontinued, or the dose reduced while monitoring for the recommended weight gain during pregnancy. The treating physician should carefully monitor weight during pregnancy in a patient taking setmelanotide.

Breast-feeding

It is unknown whether setmelanotide is excreted in human milk. A nonclinical study showed that setmelanotide is excreted in the milk of nursing rats. No quantifiable setmelanotide concentrations were detected in plasma from nursing pups. A risk to the newborn/infant cannot be excluded. A decision must be made whether to discontinue breastfeeding or to discontinue/abstain from setmelanotide therapy taking into account the benefit of breastfeeding for the child and the benefit of therapy for the mother.

Fertility

No human data on the effect of setmelanotide on fertility are available. Animal studies did not indicate harmful effects with respect to fertility.

To report SUSPECTED ADVERSE REACTIONS, contact Rhythm Pharmaceuticals at +1 (833) 789-6337. See Summary of Product Characteristics’ APPENDIX V for a list of European national reporting systems to communicate adverse reactions.

Please see the full Prescribing Information for additional Important Safety Information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the safety, efficacy, and regulatory and clinical design or progress, potential regulatory submissions, approvals and timing thereof of setmelanotide and LB54640, including our Phase 3 trial of setmelanotide for patients with hypothalamic obesity in Japan, the United States or in Europe, the potential benefits of setmelanotide for patients with hypothalamic obesity, our expectations surrounding potential regulatory submissions, approvals and timing thereof, including the IND application for RM-718, the Company’s business strategy and plans, including regarding commercialization of setmelanotide, expectations surrounding sales and reimbursement of IMCIVREE, our anticipated financial performance and financial position, including estimated Non-GAAP Operating Expenses for the year ending December 31, 2024, the sufficiency of our cash, cash equivalents and short-term investments to fund our operations. Statements using word such as “expect”, “anticipate”, “believe”, “may”, “will”, “aim” and similar terms are also forward-looking statements. Such statements are subject to numerous risks and uncertainties, including, but not limited to, our ability to enroll patients in clinical trials, the design and outcome of clinical trials, the ability to achieve necessary regulatory approvals, risks associated with data analysis and reporting, failure to identify and develop additional product candidates, unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, risks associated with the laws and regulations governing our international operations and the costs of any related compliance programs, the impact of competition, risks relating to product liability lawsuits, inability to maintain collaborations, or the failure of these collaborations, our reliance on third parties, risks relating to intellectual property, our ability to hire and retain necessary personnel, general economic conditions, risks related to internal control over financial reporting, and the other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and our other filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

This press release includes Non-GAAP Operating Expenses, a supplemental measure of our performance that is not required by, or presented in accordance with, U.S. GAAP and should not be considered as an alternative to operating expenses or any other performance measure derived in accordance with GAAP.

We define Non-GAAP Operating Expenses as GAAP operating expenses excluding stock-based compensation and fixed consideration related to in-licensing.

We caution investors that amounts presented in accordance with our definition of Non-GAAP Operating Expenses may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate this non-GAAP financial measure in the same manner. We present this non-GAAP financial measure because we consider it to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations.

Management uses this non-GAAP financial measure for planning purposes, including the preparation of our internal annual operating budget and financial projections; to evaluate the performance and effectiveness of our operational strategies; and to evaluate our capacity to expand our business. This non-GAAP financial measure has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for operating expenses or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Rhythm has not provided a quantitative reconciliation of forecasted Non-GAAP Operating Expenses to forecasted GAAP operating expenses because the Company is unable, without making unreasonable efforts, to calculate the reconciling items, stock-based compensation expenses and fixed consideration related to in-licensing, with confidence. These items, which could materially affect the computation of forward-looking GAAP operating expenses, are inherently uncertain and depends on various factors, some of which are outside of Rhythm's control.

Corporate Contact:

David Connolly

Executive Director, Investor Relations and Corporate Communications

Rhythm Pharmaceuticals, Inc.

857-264-4280

dconnolly@rhythmtx.com

Media Contact:

Adam Daley

Berry & Company Public Relations

212-253-8881

adaley@berrypr.com

Rhythm Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Revenues:
Product revenue, net	$24,234	$8,790	$77,428	$16,884
License revenue	--	-	-	6,754

Costs and expenses:
Cost of sales	3,233	1,028	9,302	2,133
Research and development	29,892	23,548	134,951	108,630
Selling, general, and administrative	32,374	26,318	117,532	92,032
Total Costs and expenses	65,499	50,894	261,785	202,795
Loss from operations	(41,265)	(42,104)	(184,357)	(179,157)
Other income (expense):
Other income (expense), net	39	(420)	190	(790)
Interest expense	(4,018)	(3,010)	(13,892)	(5,201)
Interest income	3,819	3,040	13,945	4,029
Total other income (expense):	(160)	(390)	243	(1,962)
Net loss before taxes	(41,425)	(42,494)	(184,114)	(181,119)
Provision for taxes	196		564	--
Net loss	$(41,621)	$(42,494)	$(184,678)	$(181,119)
Net loss per share, basic and diluted	$(0.70)	$(0.75)	$(3.20)	$(3.47)
Weighted-average common shares outstanding, basic and diluted	59,211,199	56,299,525	57,673,128	52,120,701

RHYTHM PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

Unaudited

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$60,081	$127,677
Short-term investments	215,765	205,611
Accounts receivable, net	14,867	6,224
Inventory	8,624	2,917
Prepaid expenses and other current assets	8,931	11,807
Total current assets	308,268	354,236
Property and equipment, net	1,341	2,197
Right-of-use asset	781	1,182
Intangible assets, net	7,028	7,883
Restricted cash	328	328
Other long-term assets	14,999	16,655
Total assets	$332,745	$382,481
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,885	$4,797
Accrued expenses and other current liabilities	48,262	32,894
Deferred revenue	1,286	1,434
Lease liability	770	684
Total current liabilities	55,203	39,809
Long-term liabilities:
Other long-term liabilities	106,143	75,810
Lease liability	490	1,260
Derivative liability	1,150	1,340
Total liabilities	162,986	118,219
Stockholders’ equity:
Preferred Stock, $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value: 120,000,000 shares authorized; 59,426,559 and 56,612,429 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	59	56
Additional paid-in capital	1,064,302	974,356
Accumulated other comprehensive loss	134	(92)
Accumulated deficit	(894,736)	(710,058)
Total stockholders’ equity	169,759	264,262
Total liabilities and stockholders’ equity	$332,745	$382,481